Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Portage Biotech Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

			Fee		Proposed	Maximum
			Calculation or		Maximum	Aggregate		Amount of
		Security Class	Carry	Amount	Offering Price	Offering		Registration
	Security Type	Title	Forward Rule	Registered(1)	Per Unit	Price(1)(2)	Fee Rate	Fee
Newly Registered Securities
Fees to Be Paid	Unallocated	Ordinary	Rule 457(o)
	(Universal)	shares, no par
	Shelf	value;
warrants;
		or units		—	—	$40,000,000	$0.0001531	$6,124
	Total Offering Amounts					$40,000,000		$6,124
	Total Fees Previously Paid							—
		Total Fee Offsets						—
		Net Fee Paid						$6,124

(1)	There are being registered under this Registration Statement such indeterminate number of ordinary shares, warrants and units of the Registrant, and a combination of such securities, as may be sold by the registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed US$40,000,000. The securities registered hereunder also include such indeterminate number of each class of identified securities as may be issued upon conversion, upon dividends issued on outstanding securities, securities issued on forward and reverse equity splits, and exercise or exchange of any other securities that provide for such conversion into, exercise for or exchange into such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the sale of the securities under this Registration Statement.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.